Exhibit 10.14

September 24, 2020

Allen Ebens

Via E-Mail

Re: Separation Agreement

Dear Allen:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Vera Therapeutics, Inc. (f/k/a Trucode Gene Repair, Inc.) (the “Company”) is offering to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be September 30, 2020 (the “Separation Date”).

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary and all accrued but unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you timely sign this Agreement and allow the releases set forth herein to become effective, and you comply with its terms, then the Company will pay you, as cash severance, the equivalent of five (5) months of your base salary in effect as of the Separation Date (which equals a total severance amount of $133,333.33), subject to standard payroll deductions and withholdings (“Severance Payment”). The Severance Payment will be paid in a lump sum on the first regular payday no earlier than one (1) week after the Effective Date, as defined below.

4. Health Care Continuation Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. As an additional benefit under this Agreement, if you timely sign this Agreement and allow the releases set forth herein to become effective, comply with its terms, and provided that you timely elect continued coverage under COBRA, the Company will reimburse the full amount of your COBRA premium payments sufficient to continue your group coverage at its current level including costs of dependent coverage, if applicable, through the earlier of either of the following provided that you remain eligible for COBRA coverage (such applicable time period, the “COBRA Payment Period”): (A) five (5) months following the Separation Date; or (B) the date that you become eligible for group health insurance coverage through a new employer. You must promptly notify the Company in writing if you become eligible for group health insurance coverage through a new employer prior to February 28, 2020. You must submit proof of your COBRA premium payments to the Company to receive the COBRA reimbursements. Requests for reimbursement (along with proof of payment of the premium amounts) must be submitted to the Company within ninety (90) days of being incurred to be reimbursable. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot issue the COBRA premium reimbursement payment without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with a taxable monthly payment equal to the monthly COBRA premium amount for the remainder of the COBRA Payment Period.

5. Equity Awards. Vesting of your outstanding stock options and any other equity awards, if any (the “Equity Awards”), will cease on the Separation Date. Your Equity Awards will continue to be governed by the terms of the applicable Equity Awards documents.

6. No Other Compensation or Benefits. You acknowledge and agree that you are accepting the benefits under this Agreement in lieu of and in full satisfaction of any severance or other benefits you may be entitled to pursuant to your July 26, 2018 Employment Agreement (the “Employment Agreement”) or otherwise, and that to the extent that such benefits herein do not so satisfy or exceed the benefits in your Employment Agreement, you hereby waive any severance benefits under the Employment Agreement and agree that this Agreement hereby supersedes and extinguishes any such severance benefits you are or could be eligible to receive under the Employment Agreement or any other plan, policy or other agreement applicable to you. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, are not entitled to and will not receive from the Company any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401 (k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, or commissions, and that you will not continue to vest in or earn any additional bonus, equity, incentive compensation, or commissions after the Separation Date.

7. Expense Reimbursements. You agree that, on or within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. Within five (5) days after the Separation Date (or earlier if requested by the Company),you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports, other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). You agree that you will make a diligent search to locate any such documents, property and information referenced above. In addition, if you have used any personally-owned computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after the Separation Date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your entitlement to and receipt of the Severance Benefits provided hereunder is expressly conditioned upon your return of all Company property as set forth in this paragraph.

9. Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your signed Employee Confidential Information and Inventions Assignment Agreement between you and the Company (the “Confidentiality Agreement”), including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidentiality Agreement is attached hereto as Exhibit A.

10. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

11. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract (including without limitation breach of the Employment Agreement), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”). You also hereby further acknowledge that the Company has provided you with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit B.

(d) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e) Excluded Claims/Protected Rights. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification either party may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the SEC, or any other federal, state, or local government agency or commission (collectively, “Government Agencies”). You further understand that this Agreement does not limit your ability to cooperate with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, (including providing documents or other information without notice to the Company). While this Agreement does not limit your right to receive an award for information provided to the SEC, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you have to individual relief based on any claims that you have released and waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

14. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any applicable law or Company policy, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter (including without limitation the Employment Agreement). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the state of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within forty-five (45) days.

We wish you the best in your future endeavors.

Sincerely,

VERA THERAPEUTICS, INC.

By:	/s/ Marshall W. Fordyce, M.D.

Marshall W. Fordyce, M.D.
Chief Executive Officer

Exhibit A - Employee Confidential Information and Inventions Assignment Agreement

Exhibit B - ADEA Disclosure

Understood and Agreed:

/s/ Allen Ebens
Allen Ebens

9/29/2020
Date